Exhibit 99.1

News Release

LCA-Vision Reports First Quarter EPS of $0.11

First Profitable Quarter in Three Years

Second Consecutive Quarter of Growth in Same-store Procedure Volume

CINCINNATI (April 26, 2011) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operational results for the three months ended March 31, 2011.

First Quarter 2011 Operational and Financial Highlights (all comparisons are with the first quarter of 2010 unless otherwise noted)

•	Revenues were $32.3 million compared with $34.0 million; adjusted revenues were $31.0 million compared with $32.3 million.

•

Laser vision correction procedures were 18,857, compared with 19,066 procedures (62 vision centers) and 17,408 same-store procedures (54 vision centers), an increase of 8.3% in same-store procedures and the second consecutive quarter of year-over-year same-store procedure growth.

•	Same-store revenues increased 3.1%; adjusted same-store revenues increased 4.8%.

•

Operating income was $2.0 million compared with an operating loss of $0.7 million; adjusted operating income was $0.8 million compared with an adjusted operating loss of $2.2 million. The improvement in operating income and adjusted operating income reflects the impact of closing under-performing vision centers, lowering marketing expenses and reducing general and administrative expenses. Included in the 2011 quarter were restructuring charges of $0.1 million related to the closure of vision centers in 2010 and $0.2 million in gains on sales of assets. This compares with restructuring charges of $0.3 million and $1.3 million in gains on sales of assets in the 2010 quarter.

•	Net income was $2.0 million, or $0.11 per share, compared with net loss of $0.6 million, or $0.03 per share.

•	Net cash provided by operations was $4.8 million, compared with $3.1 million.

•	Cash and investments increased by $3.7 million to $55.9 million at March 31, 2011, compared with $52.2 million at December 31, 2010.

Adjusted revenues and operating income (losses) are provided as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenues and operating income (losses) as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“We are reporting our first profitable quarter in three years, an increase in our cash position and our second consecutive quarter of same-store growth in procedure volume,” said LCA-Vision Chief Financial Officer Michael J. Celebrezze. “We attribute our improved financial and operational performance to a convergence of events, including seasonally high procedure volume, the positive impact of our marketing and operational actions, and an increase in the Consumer Confidence Present Situation Index, which historically has correlated with trends in our procedure volume. As our level of cash flow and profit are dependent largely on procedure volume and the first quarter is historically our strongest, we anticipate reporting operating losses in the coming quarters. However, compared with 2010, we expect improved financial and operational performance in 2011, including a reduction in overall operating loss.

“We are benefitting from our many cost control measures that have allowed us to manage expenses, as well as our patient acquisition initiatives, which contributed to an increase in the number of scheduled appointments in this year’s first quarter compared with 2010, even with fewer vision centers. Our operational efficiency measures also are trending favorably, with appointment show rate and treatment show rate both increasing compared with the first and fourth quarters of 2010, and conversion rate remaining in-line sequentially and year-over-year. Importantly, our many initiatives that are supporting business improvements as we move through the current economic conditions also are aimed at building a strong infrastructure to support growth and profitability as the economy improves.”

LCA-Vision Chief Operating Officer David L. Thomas said, “We are spending our marketing dollars more effectively than in past quarters, as evidenced by our first quarter average acquisition cost per eye of $344. This is down considerably from $413 in the 2010 first quarter and $442 in the 2010 fourth quarter. Some of the decrease was due to media buying through an innovative advertising barter program and the balance resulted from a shift in spending from research and creative development to more media purchases, as well as improvements in our messaging and media selection. In 2010, we conducted research to gain further insight into the market and develop a new marketing campaign aimed at the demographic group representing the most likely candidates for laser vision correction. This year we are able to put our knowledge and new campaign to work. We are focusing on higher local advertising frequency within each LasikPlus® market, with messages highlighting our surgeons’ experience and the leading technology available in all LasikPlus® vision centers.

“We also are making progress in diversifying into related eye-health businesses,” Thomas added. “We will be offering sunglasses and reading glasses in three additional LasikPlus® vision centers in the next several months as we continue to evaluate this program. In the next several months, we plan to begin testing a management services offering designed to generate revenue by attracting patients to LasikPlus® and offering provisional services to optometrists. Additionally, we plan to begin testing a cataract and intraocular lens surgery offering in one or two markets in the third quarter. Our business diversification measures are not expected to generate significant revenues in 2011; however, our objective is to support future growth and profitability, and mitigate our exposure to future economic downturns.”

Near-term Financial Outlook

LCA-Vision intends to manage expenses conservatively in 2011. The company’s plans and outlook for the year include:

•	The company does not plan to open any new vision centers in the near term. LCA-Vision will consider restarting its de novo center opening program when market conditions improve.

•	The company expects marketing and advertising spend for the 2011 second quarter to range from $5.5 million to $6.5 million.

•	The company expects capital expenditures in 2011 of $1.5 million for vision center renovations, relocations and equipment replacement.

•	The company does not expect to receive a tax refund in 2011.

The company affirmed its expectation that the number of procedures companywide required for breakeven cash flow, after capital expenditures and debt service, is approximately 70,000 per year. The company continues to believe that it has sufficient cash and investments to fund its business beyond 2013 at 52,500 procedures annually. The average number of procedures required for each vision center to reach breakeven remains at 95 per month.

Conference Call and Webcast

As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (U.S. and Canada) or 706-643-6246 (international callers). The webcast will also be available in the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 800-642-1687 (U.S. and Canada) or 706-645-9291 (international callers) and enter the conference ID number: 54936171.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business, including, without limitation, the successful execution of cost effective marketing strategies to drive patients to its vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; the company’s ability to attract patients; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the FDA’s advisory board on ophthalmic devices currently is reviewing concerns about post-LASIK quality of life matters, and the FDA has begun a major new study on LASIK outcomes and quality of life that is expected to end in 2012. The FDA or another regulatory body could take legal or regulatory action against the company or others in the laser vision correction industry. The outcome of this review or legal or regulatory action could potentially impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 54 LasikPlus® fixed-site laser vision centers in 26 states and 41 markets in the United States. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment; Building Relationships for a Lifetime.

For Additional Information
Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

LCA-Vision Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	March 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$25,202	$19,350
Short-term investments	29,735	31,947
Patient receivables, net of allowances of $1,316 and $1,392	2,320	2,256
Other accounts receivable, net	2,160	1,867
Prepaid expenses and other	3,874	5,641

Total current assets	63,291	61,061

Property and equipment	72,898	72,286
Accumulated depreciation and amortization	(58,761)	(57,322)

Property and equipment, net	14,137	14,964

Long-term investments	962	951
Patient receivables, net of allowances of $400 and $330	499	413
Other assets	2,725	3,092

Total assets	$81,614	$80,481

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$8,645	$8,110
Accrued liabilities and other	13,559	12,266
Deferred revenue	3,928	4,376
Debt obligations maturing within one year	2,967	3,039

Total current liabilities	29,099	27,791

Long-term rent obligations and other	3,197	3,368
Long-term debt obligations, less current portion	3,338	4,245
Insurance reserves	7,201	7,406
Deferred license fee	2,725	3,065
Deferred revenue	2,655	3,476

Stockholders’ investment
Common stock ($.001 par value; 25,291,637 shares issued and 18,798,832 and 18,711,365 shares outstanding, respectively)	25	25
Contributed capital	175,985	175,610
Common stock in treasury, at cost (6,492,805 shares and 6,580,272 shares, respectively)	(113,354)	(114,033)
Retained deficit	(30,058)	(31,134)
Accumulated other comprehensive income	801	662

Total stockholders’ investment	33,399	31,130

Total liabilities and stockholders’ investment	$81,614	$80,481

LCA-Vision Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Amounts in thousands except per share data)

	Three months ended March 31,
	2011	2010

Revenues - Laser refractive surgery	$32,282	$34,013

Operating costs and expenses
Medical professional and license fees	7,983	8,337
Direct costs of services	11,020	13,114
General and administrative expenses	3,456	3,789
Marketing and advertising	6,496	7,867
Depreciation	1,454	2,542
Restructuring charges	56	338

	30,465	35,987
Gain on sale of assets	163	1,293

Operating income (loss)	1,980	(681)

Net investment income and other	80	176

Income (loss) before taxes	2,060	(505)

Income tax expense	41	59

Net income (loss)	$2,019	$(564)

Earnings (loss) per common share
Basic	$0.11	$(0.03)
Diluted	$0.11	$(0.03)

Weighted average shares outstanding
Basic	18,743	18,633
Diluted	18,884	18,633

LCA-Vision Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Three months ended March 31,
	2011	2010

Cash flows from operating activities:
Net income (loss)	$2,019	$(564)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,454	2,542
Provision for loss on doubtful accounts	155	828
Gain on sale of investments	(10)	—
Gain on sale of property and equipment	(163)	(1,293)
Non-cash restructuring charge	20	—
Stock-based compensation	375	176
Insurance reserves	(205)	(551)
Changes in operating assets and liabilities:
Patient accounts receivable	(290)	44
Other accounts receivable	(370)	210
Prepaid expenses and other	1,406	1,709
Accounts payable	535	1,558
Deferred revenue, net of professional fees	(1,142)	(1,542)
Accrued liabilities and other	1,031	31

Net cash provided by operations	4,815	3,148

Cash flows from investing activities:
Purchases of property and equipment	(634)	(20)
Proceeds from sale of assets	570	1,124
Purchases of investment securities	(40,061)	(81,771)
Proceeds from sale of investment securities	42,267	73,752
Other, net	8	(65)

Net cash provided by (used in) investing activities	2,150	(6,980)

Cash flows from financing activities:
Principal payments of capital lease obligations and loan	(979)	(2,084)
Shares repurchased for treasury stock	(288)	(192)
Proceeds from exercise of stock options	23	14

Net cash used in financing activities	(1,244)	(2,262)

Net effect of exchange rate changes on cash and cash equivalents	131	(74)

Increase (decrease) in cash and cash equivalents	5,852	(6,168)

Cash and cash equivalents at beginning of period	19,350	24,529

Cash and cash equivalents at end of period	$25,202	$18,361

LCA-Vision Inc.

Effect of the Change in Accounting for Deferred Revenues on Financial Results

(Dollars in thousands)

(Unaudited)

To supplement its Condensed Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income (loss). Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended March 31,
	2011	2010
Revenues
Reported U.S. GAAP	$32,282	$34,013
Adjustments
Amortization of prior deferred revenue	(1,269)	(1,713)

Adjusted revenues	$31,013	$32,300

Operating Income (Loss)
Reported U.S. GAAP	$1,980	$(681)
Adjustments
Amortization of prior deferred revenue	(1,269)	(1,713)
Amortization of prior professional fees	127	171

Adjusted operating income (loss)	$838	$(2,223)

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